Arcellx Provides Third Quarter 2025 Financial Results

REDWOOD CITY, Calif., October 29, 2025 (BUSINESS WIRE) -- Arcellx, Inc. (NASDAQ: ACLX), a biotechnology company reimagining cell therapy through the development of innovative immunotherapies for patients with cancer and other incurable diseases, today reported financial results for the third quarter ended September 30, 2025.

Third Quarter 2025 Financial Highlights

Cash, cash equivalents, and marketable securities:
As of September 30, 2025, Arcellx had cash, cash equivalents, and marketable securities of $576.0 million. Arcellx anticipates that its cash, cash equivalents, and marketable securities will fund its operations into 2028.

Collaboration revenue:
Collaboration revenue was $4.9 million and $26.0 million for the quarters ended September 30, 2025 and 2024, respectively, a decrease of $21.1 million. This decrease was primarily driven by completion of dosing and manufacturing of anito-cel in the iMMagine-1 trial in the fourth quarter of 2024.

R&D expenses:
Research and development expenses were $35.1 million and $39.2 million for the quarters ended September 30, 2025 and 2024, respectively, a decrease of $4.1 million. This decrease was primarily driven by completion of dosing and manufacturing of anito-cel in the iMMagine-1 trial in the fourth quarter of 2024.

G&A expenses:
General and administrative expenses were $31.6 million and $20.5 million for the quarters ended September 30, 2025 and 2024, respectively, an increase of $11.1 million. This increase was primarily driven by increased commercial readiness costs and personnel costs, which includes non-cash stock-based compensation expense.

Net income or loss:
Net loss was $55.8 million and $25.9 million for the quarters ended September 30, 2025 and 2024, respectively.

About Arcellx, Inc.
Arcellx, Inc. is a clinical-stage biotechnology company reimagining cell therapy by engineering innovative immunotherapies for patients with cancer and other incurable diseases. Arcellx believes that cell therapies are one of the forward pillars of medicine and Arcellx's mission is to advance humanity by developing cell therapies that are safer, more effective, and more broadly accessible. For more information on Arcellx, please visit www.arcellx.com. Follow Arcellx on X @arcellx and LinkedIn.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that are not purely historical are forward-looking statements which may include, without limitation, statements regarding the therapeutic potential of cell therapies and the expectation that Arcellx’s cash, cash equivalents, and marketable securities will fund its operations into 2028. The forward-looking statements contained herein are based upon Arcellx's current expectations and involve assumptions that may never materialize or may prove to be incorrect. These forward-looking statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including risks that may be found in the section entitled Part II, Item 1A (Risk Factors) in the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025, filed with the Securities and Exchange Commission (SEC) on or about the date hereof, and the other documents that Arcellx may file from time to time with the SEC. These forward-looking statements are made as of the date of this press release, and Arcellx assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contacts:

Investors:
Myesha Lacy
ir@arcellx.com
510-418-2412

Media:
Andrea Cohen
Sam Brown LLC
andreacohen@sambrown.com
917-209-7163